UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2016

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2016, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into an amendment (the “Amendment”) to the Long Term Standby Commitment to Purchase dated as of August 31, 2015 (the “Original Agreement” and, together with the Amendment, the “Commitment”) with National Rural Utilities Cooperative Finance Corporation (“CFC”). The Amendment provides that, in lieu of the original termination right applicable to the first tranche of qualified loans under the Commitment, for any subsequent tranche of qualified loans (each, a “New Tranche”), CFC will have the right, beginning three years after the effective date for a New Tranche, to remove those loans from the Commitment. The Amendment provides that this loan removal right applicable to New Tranches is subject to the limitation that no more than 20% of the aggregate original principal balance of each New Tranche may be removed in any 12 calendar month period and a further limitation on removal based on the overall weighted risk rating of the remaining loans in the New Tranche. All other terms of the Original Agreement remain the same as previously filed as Exhibit 10.4 to Farmer Mac’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2015.

Also, on May 31, 2016, CFC designated 98 eligible rural utilities loans approved by Farmer Mac, with an aggregate outstanding principal balance of approximately $420 million, as a New Tranche of loans subject to the Commitment.

CFC has a “related party” relationship with Farmer Mac as the result of CFC’s ownership of Farmer Mac common stock. CFC is the second-largest owner of Farmer Mac’s Class A voting common stock and is named as a holder of more than 5% of Farmer Mac’s Class A voting common stock in Farmer Mac’s Proxy Statement dated April 1, 2016 and filed with the SEC on that same date. The agreements described above were entered into on an arms-length basis in the ordinary course of business, with terms and conditions comparable to those available to other program participants that do not have a related party relationship with Farmer Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:    /s/ Stephen P. Mullery
Name:    Stephen P. Mullery
Title:     Senior Vice President – General Counsel

Dated:    June 3, 2016